Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of Merecot Corp.
(A Development Stage Company)

We hereby consent to the use in the Amendment No. 2 to the Registration Statement on Form S-1 (the "Registration Statement") of our report dated February 26, 2014, relating to the balance sheet of Merecot Corp. (the "Company") as of December 31, 2013 and the related statements of operations, stockholders' equity and cash flows for the period from June 21, 2013 (inception) through December 31, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption "Experts" in such Registration Statement.

/s/ Li and Company, PC
------------------------------
Li and Company, PC

Skillman, New Jersey
May 12, 2014